UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

January 17, 2012

Date of Report (Date of earliest event reported)

STEWART INFORMATION SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-02658	74-1677330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1980 Post Oak Blvd. Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 713-625-8100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 17, 2012, in accordance with Section 12.1 of Article XII of Stewart Information Services Corporation’s (the “Company”) By-Laws, the Board of Directors (the “Board”) approved amendments to such By-Laws in the form of the Amended and Restated By-Laws of the Company (the “New By-Laws”), to be effective as of the same date.

The New By-Laws effect the following changes, which are consistent with the Company’s new management structure:

Separation of Chairman and Co-Chief Executive Officer Position; Creation of Solitary Chief Executive Officer and Chairman Positions

The New By-Laws separate the Chairman and Co-Chief Executive Officer position and provide for a sole Chief Executive Officer position and ascribe certain duties to such position (and provide for a sole non-officer Chairman position, which is discussed below). Various duties of the Chief Executive Officer relating to the former role as Chairman of the Board were deleted in the New By-Laws. The Chief Executive Officer is the principal executive officer of the Company. See Sections 6.1, 6.2 and 6.6 through 6.14 of the New By-Laws.

In the New By-Laws, the position of Chairman has been designated as a non-officer position. The Chairman is to be elected by the Board following nomination by the holders of the Company’s Class B Common Stock in accordance with Section 3.12 of the New By-Laws. See Sections 3.9 and 3.12 of the New By-Laws.

Separation of President and Co-Chief Executive Officer Position; Creation of Solitary President Position

The New By-Laws separate the President and Co-Chief Executive Officer position and provide for a sole President position and ascribe certain duties to such position. In the New By-Laws, the President is to have the duties and powers assigned by the Board or the Chief Executive Officer. See Sections 6.1 and 6.7 of the New By-Laws. Certain other consistent changes were made to other provisions of the New By-Laws to give effect to the modification of the President’s duties and authorities to those assigned by the Board or Chief Executive Officer. See Sections 2.4, 3.5 and 3.13 of the New By-Laws.

Creation of Chief Financial Officer and Chief Legal Officer Positions

The New By-Laws formally create the position of Chief Financial Officer and provide that the Chief Financial Officer shall have general charge and supervision of the financial affairs of the Company and perform any other duties assigned by the Board or the Chief Executive Officer. See Sections 6.1, 6.8 and 6.13 of the New By-Laws.

The New By-Laws also formally create the position of Chief Legal Officer and provide that the Chief Legal Officer shall oversee the legal affairs of the Company and perform any other duties assigned by the Board or the Chief Executive Officer. See Sections 6.1 and 6.9 of the New By-Laws.

Deletion and Streamlining of Other Officer Positions

In addition to the foregoing changes, the New By-Laws delete the former officer positions of Senior Executive Vice President – Assistant Chairman, Senior Executive Vice President – Assistant President and Vice President – Finance. The New By-Laws continue to provide that the Board may elect one or two Vice Chairman as officers of the Company. See Sections 6.1, 6.2 and 6.6 through 6.14 of the New By-Laws.

Allowance of any Class of Stockholders to Act by Written Consent and Addition of Certain Notice Requirements for Meetings of the Holders of Class B Common Stock

The New By-Laws allow for any class of stockholders (in addition to the stockholders as a whole) to take action by written consent in accordance with the Company’s Certificate of Incorporation. Further, the New By-Laws require that, whenever a vote of the holders of Class B Common Stock is to be taken, notice of such meeting is to be given verbally, electronically or in writing to all such holders; however, a majority of such holders can waive the timing or other requirements of such notice. See Section 2.8 of the New By-Laws.

Nomination Procedures for Class B Directors and the Chairman by Holders of Class B Common Stock

The New By-Laws add a provision formalizing certain nomination procedures for Class B directors and the Chairman. Specifically, holders of the Class B Common Stock must nominate and elect persons as Class B directors and nominate the Chairman at a meeting of the holders of the Class B Common Stock before the annual meeting of stockholders or following any vacancy in a Class B director position or the Chairman position. The Board elects the Chairman in accordance with Section 3.9. See Sections 3.9 and 3.12 of the New By-Laws.

In addition to the foregoing changes, the New By-Laws also include immaterial, administrative or stylistic changes which have not been detailed herein as well as changes to director and stockholder notice provisions in accordance with statutory changes that have taken effect since the adoption of the Company’s current By-Laws. The discussion above is qualified in its entirety by reference to the full text of the New By-Laws, attached hereto as Exhibit 3.1, and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated By-Laws of Stewart Information Services Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ J. Allen Berryman
J. Allen Berryman, Executive Vice President, Secretary, Treasurer and Principal Financial Officer

Date: January 20, 2012